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Premier Alliance Group Chairman Joseph Grano Named Company CEO

Cyber Security to be key focus for company; “Know your attackers,” says Grano

New York, New York, May 20, 2014 – Joseph Grano, one of the financial service industry’s leading executives for more than 30 years, has been named Chief Executive Officer of Premier Alliance Group, Inc. (OTCQB: PIMO), the company announced today.

Brian King, formerly President and CEO of Ecological LLC – a Premier Alliance subsidiary – has been named the company’s Chief Operating Officer.

The reorganization realigns Premier Alliance to provide additional emphasis on cyber security as part of the comprehensive services Premier Alliance provides.

As a veteran business leader who’s directed some of Wall Street’s biggest and most successful companies, Grano said he welcomes the opportunity to build the Premier Alliance brand.

“I have been fortunate to work in turnaround and reorganization situations before, and the cyber security imperative for companies today is a seminal moment that Premier is uniquely positioned to support,” Grano said. “I look forward to helping our clients and delivering results for our shareholders.”

Grano said he is committed to establishing root9B, a wholly owned company subsidiary, as the industry-leading provider of cyber security services to private enterprises and public sector clients. He noted that the number and severity of disabling cyber attacks is increasing, and that cyber defense has become an essential part of any company’s strategic planning and operations.

“I firmly believe that the energy grid and our financial system are at risk,” Grano added. “As a nation, we need to reinforce our mitigation strategies now.

“The crucial lesson for many business leaders today is not just to know your customer, it’s to know your attackers as well. Premier Alliance is uniquely positioned to provide that insight.”

root9B was acquired in 2013 by Premier Alliance. The company offers comprehensive programs designed to protect IT systems and data from hackers, and trains clients in the development and execution of cyber defense systems. It is led by Eric Hipkins, a nationally recognized subject matter expert. root9B currently supports both government organizations and public companies.  The company’s senior staff comes from the highest ranks of the NSA and the nation’s military.

“Premier Alliance focuses on the three major areas of concern for directors, management and regulators today – cyber security, energy and regulation,” Grano added.  “Our business model gives us a competitive advantage.”

In addition to his Premier Alliance roles, Grano chairs the board of Centurion Holdings LLC and is a former chairman of UBS Financial Services. Earlier in his career, he held a series of senior-management positions with Merrill Lynch and PaineWebber.

A Green Beret Captain, Grano served in Vietnam and his bond with the military and his fellow soldiers has remained strong. He regularly contributes time and is a frequent speaker to Veterans’ groups.

As part of an extensive record of public service, Grano served as Chairman of the Board of Governors of NASD, and was appointed by President George W. Bush to chair the Homeland Security Advisory Council from 2002-2005. He is a recipient of the USO Gold Medal Award for Distinguished Service, and has been named Business Leader of the Year by Georgetown University's School of Business.

About Premiere Alliance Group, Inc.
Premier Alliance Group Inc. (OTCQB: PIMO) is a leading provider of Cyber Security, Energy and Business Advisory Solutions. Headquartered in New York City, Premier Alliance has been delivering results that improve productivity, mitigate risk and maximize profits since 1995. Our clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a range of industries, including local, state and federal government agencies. For more information, visit www.premieralliance.com